EXHIBIT 99.1

Argos Therapeutics Announces Plans for New Manufacturing Facility in Research Triangle Park Area in Durham, North Carolina

State of the Art Facility Planned for Automated Production of Arcelis® Personalized Immunotherapies

Project Supported by $9.5 Million in Incentives From State of North Carolina, Durham County and City of Durham

DURHAM, N.C., Oct. 3, 2014 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS) ("Argos"), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform, today announced plans for development of a state of the art biomanufacturing facility in the Research Triangle Park area in Durham, North Carolina. The facility will be used to support automated production of the company's Arcelis-based personalized immunotherapy product candidates, beginning with AGS-003, the company's lead oncology product candidate, currently being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC).

In support of the development and implementation of the nearly 100,000 square foot facility, Argos will receive approximately $9.5 million in incentives as well as logistical and planning support from the State of North Carolina, Durham County, the City of Durham, and the North Carolina Biotechnology Center.

"Argos was initially formed based on groundbreaking research conducted at Duke University and has experienced significant growth in Durham over the past decade. We are pleased to be expanding our operations here with the construction of our new automated manufacturing facility which we believe is critical to the successful commercialization of personalized immunotherapies such as AGS-003," stated Jeff Abbey, President and Chief Executive Officer of Argos. "Support for this project is a great example showing how our leaders in state, city and county government are committed to job growth and to enhancing North Carolina's position as a leader in biotechnology."

"Argos' cutting edge work in personalized immunotherapy may lead to new treatments for people living with cancer, HIV and other serious illnesses," said Pat McCrory, Governor of the State of North Carolina. "It is exciting to see this biopharma company continue to grow in North Carolina. We want to help more companies like Argos bring innovative new therapies and technologies to the commercial market."

The incentive package from the North Carolina Department of Commerce to support the project totals $7.1 million, including a $4.5 million Job Development Investment Grant, $600,000 in education and on-the-job training assistance, a $1.8 million sales tax exemption on qualifying equipment, and a $200,000 Economic Development Award from the North Carolina Biotechnology Center. In addition to NC Commerce, the City of Durham and Durham County awarded an incentives package totaling $2.35 million including a cash grant of $1.85 million and $500,000 in on-the-job training assistance. Argos has entered into a lease with The Keith Corporation of Charlotte, NC, to construct the facility on T.W. Alexander Drive in Durham, NC.

"Durham, known as 'The City of Medicine,' prides itself on being on the cutting edge of personalized medical treatment and technology. Argos Therapeutics is one of the many forward thinking companies that maintain Durham's position as a leader in medicine," said Bill Bell, Mayor of Durham.

"I am excited to see Argos grow in Durham and I am particularly excited, as are my fellow commissioners, that the company plans to create 236 new jobs and keep 100 existing jobs, offering a broad range of employment opportunities for all segments of Durham's workforce," said Michael Page, Chairman of the Durham County Board of Commissioners.

"The Durham Chamber of Commerce worked in close cooperation with our economic development colleagues with Durham County, the City of Durham, the North Carolina Department of Commerce, the North Carolina Biotechnology Center, Durham Technical Community College, Duke University, North Carolina Central University with its BRITE Program and North Carolina State University to make the case that Argos Therapeutics will be most successful here in Durham, North Carolina. We are ecstatic by Argos' decision to remain here and we applaud their plan to expand and grow in Durham, NC!" said Lisa Yarborough, Durham Chamber Board Chair.

"The North Carolina Biotechnology Center has had a long relationship with Argos dating back to the late 1990s when they had just a few employees," said Doug Edgeton, President and CEO of NC Biotech, referring to a loan that helped get the company started. "We consider Argos one of North Carolina's great life science success stories, starting as a local university spinout. We are proud they chose to continue their growth here."

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis ® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a second Arcelis-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about the Company's future expectations, plans and prospects, including statements about the Company and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether the Company's cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether the Company's product candidates will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of October 3, 2014. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to October 3, 2014.

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         Berry & Company Public Relations
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         Burns McClellan
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